Exhibit 99.1

FOR IMMEDIATE RELEASE

February 13, 2013

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY ANNOUNCES OPTION AGREEMENT WITH SSA MARINE
FOR CAPACITY AT FUTURE CAPE SIZE EXPORT TERMINAL IN PACIFIC NORTHWEST

Gillette, Wyo, February 13, 2013 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced a throughput option agreement with SSA Marine that provides Cloud Peak Energy with an option for up to 16 million tonnes of capacity per year through the planned dry bulk cargo Gateway Pacific Terminal at Cherry Point in the State of Washington.  The terminal would accommodate cape size vessels.  Cloud Peak Energy’s option is exercisable following future permit completion for the terminal.

The Gateway Pacific Terminal is intended to be capable of exporting up to 54 million tonnes of commodities, including 48 million tonnes of coal, annually.  Cloud Peak Energy’s potential share of capacity will depend upon the ultimate capacity of the terminal.  Subsequent to receiving the required permits, SSA Marine anticipates approximately two years for construction.  Commercial operation is currently estimated to commence in 2018.

“With up to 16 million tonnes of potential capacity at SSA Marine’s cape size terminal, we are pleased to have completed the next step in furthering our export strategy,” said Colin Marshall, Cloud Peak Energy’s President and Chief Executive Officer.  “In addition to our Spring Creek mine in the Northern PRB, our Youngs Creek acquisition last year and recently announced option and exploration agreements with the Crow Tribe provide us multiple, long-term development options to meet anticipated Asian demand for our low sulfur coal.  Development of the Gateway Pacific Terminal will bring substantial revenues to federal, state and local governments, high paying jobs and will also help with the U.S. balance of trade.”

“We are very pleased to have Cloud Peak Energy as one of our base customers. Cloud Peak Energy has a strong record for safe operations and environmental stewardship.  They have won national awards for their environment restoration programs and work diligently to share those programs and techniques with agencies such as U. S. Fish and Wildlife, the Bureau of Land Management, the Natural Resource Conservation Service and the Wyoming Department of Environmental Quality,” stated Bob Watters, Senior Vice President of SSA Marine.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on our management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors. Forward-looking statements may include, for example, (1) future permitting, construction and development of the Gateway Pacific Terminal, estimated timing for commercial operation and estimated throughput capacity, (2) our exercise of options for capacity at the terminal and the amount of capacity subject to any exercise, (3) potential future benefits of the option agreement, (4) anticipated future growth in Asian thermal coal demand, (5) our business development and growth initiatives and strategies, (6) the potential development of our Youngs Creek or other Northern PRB assets, and (7) other statements regarding the option agreement, the Gateway Pacific Terminal and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the risks that (i) the Gateway Pacific Terminal is not developed in a timely manner or at all, or is developed at a smaller throughput capacity than planned, (ii) the terms and conditions of the option agreement are not satisfied, the option agreement is terminated or we are otherwise unable to finalize and enter into a definitive throughput agreement that would govern our potential future capacity at the terminal, (iii) we do not exercise some or all of the option for capacity at the terminal, (iv) Asian export demand weakens, or (v) anticipated benefits of the option agreement are not achieved. For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of the option agreement, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations